EXHIBIT 4.12

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (II) UNLESS SOLD OR ELIGIBLE TO BE SOLD PURSUANT TO AN EXEMPTION UNDER SAID ACT.

SECURED CONVERTIBLE NOTE

Minimum U.S. $1,000,000.00

Maximum: U.S. $2,000,000.00

THIS NOTE is provided, dated and made effective as of the __ day of April 2011 (the “Effective Date”).

FROM:
TAPIMMUNE, INC., a company incorporated under the laws of the State of Nevada, U.S.A., , and having an address for notice and delivery located at 2815 Eastlake Avenue East, Suite 300, Seattle, WA 98107 (the “Borrower”);

TO:	_______________________, having an address for notice and delivery located at _____________________________________(the “Lender” or “Holder”);

(the Borrower and the Lender being hereinafter singularly also referred to as a “Party” and collectively referred to as the “Parties” as the context so requires).

FOR VALUE RECEIVED the Borrower hereby promises to pay to the Lender the aggregate principal sum of _______________ dollars (U.S.$_____________) in lawful money of the United States (hereinafter referred to as the “Principal Sum”) one day after the thirtieth calendar day of the thirty-sixth (36th) month subsequent to the Effective Date (the “Maturity Date”) together with interest accruing on all amounts due and outstanding under this Note and commencing on the above-referenced Effective Date at the rate of ten percent (10%) per annum to be increased to twenty percent (20%) for any period that the Borrower is in Default hereunder (herein the “Interest”) with any such outstanding Interest to be payable in full to the Lender.  Any capitalized terms used but not defined herein shall have the meaning ascribed to them in the “Securities Purchase Agreement” dated _________, 2011 (the “Loan Agreement”) as entered into between the parties thereto.

1.           PAYMENT.  The Principal Sum and Interest hereby secured will be paid between the Borrower and the Lender or any intermediate holder hereof or any right of setoff or counterclaim; and the receipt of the Lender or the holders hereof for payment of such Principal Sum and Interest will be a sufficient discharge to the Borrower for the same.

(a)           Principal Sum.  Prior to the Maturity Date, the Borrower may prepay any portion of the Principal Sum and/or any accrued Interest thereon in whole or in part after 12 months subsequent to the Effective Date by providing Lender with 10 days’ notice of such prepayment (the “Prepayment Notice”).  At the Lender’s option, the Lender may accept prepayment in cash, shares of the Borrower’s common stock (“Shares”) or a combination thereof.  The Lender shall have 5 days from receipt of the Prepayment Notice to provide the Borrower with notice of whether it elects to accept prepayment in cash, Shares or a combination thereof, and if such notice is not provided by the sixth day, the Borrower may choose the prepayment method.

(b)           Interest.  The Borrower shall pay the Interest in cash trimonthly commencing at the end of the third month following the Effective Date.

(c)           Call. At any date after the one-year anniversary of the Effective Date, the Lender may provide notice (the “Call Notice”) to the Borrower that the Lender is calling a portion or all of the Principal Sum provided that such notice must be received by the Borrower at least thirty days prior to the date of any such forced payment (the “Call Date”).  Any such payment to be made pursuant to a Call Notice shall be paid in Shares using the Share Price.

(d)           Payment with Shares. If a payment is to be made in Shares, then the number of Shares paid shall be in an amount equal to the Principal Sum and/or any accrued Interest thereon divided by a per share price (the “Share Price”) of $0.15 (such Share Price to be adjusted accordingly upon the occurrence of any stock splits or stock dividends).   Borrower shall provide a certificate to the Lender representing the Shares the Lender is to receive within ten business days of the respective Maturity Date or Call Date.

e)Limitations on Conversions. Notwithstanding anything to the contrary contained in this Note, this Note shall not be convertible by the Holder hereof, and the Company shall not effect any conversion of this Note or otherwise issue any shares of Common Stock pursuant to this Note, to the extent (but only to the extent) that the Holder or any of its affiliates would beneficially own in excess of 4.9% (the “Maximum Percentage”) of the common stock of the Company. To the extent the above limitation applies, the determination of whether this Note shall be convertible (vis-à-vis other convertible, exercisable or exchangeable securities owned by the Holder or any of its affiliates) shall, subject to such Maximum Percentage limitation, be determined on the basis of the first submission to the Company for conversion, exercise or exchange (as the case may be). No prior inability to convert this Note, or to issue shares of common stock of the Company, pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of convertibility. For purposes of this paragraph, beneficial ownership and all determinations and calculations (including, without limitation, with respect to calculations of percentage ownership) shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder. The provisions of this paragraph shall be implemented in a manner otherwise than in strict conformity with the terms of this paragraph to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Maximum Percentage beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such Maximum Percentage limitation. The limitations contained in this paragraph shall apply to a successor Holder of this Note. The holders of common stock of the Company shall be third party beneficiaries of this paragraph and the Company may not waive this paragraph without the consent of holders of a majority of its common stock. For any reason at any time, upon the written or oral request of the Holder, the Company shall within one (1) business day confirm orally and in writing to the Holder the number of shares of common stock then outstanding, including by virtue of any prior conversion or exercise of convertible or exercisable securities into common stock. Each delivery by the Holder of a notice under Section 1(c) to convert or under Section 1(a) to accept payment in Shares will constitute a representation by the Holder that it has evaluated the limitation set forth in this paragraph and determined that issuance of the full number of shares of common stock of the Company requested by the Holder in such notice is permitted under this paragraph.

2.           Security.  This Note is secured to the extent and in the manner set forth in the Security Agreement with the Lender and other parties thereto.

3.           Events of Default. The Borrower shall be in default of this Note and the Principal Sum and Interest hereby secured will become immediately due and payable on demand by the Lender or, unless waived by the Lender or, unless cured by Borrower within a period of 30 calendar days following the giving of written notice of default to the Borrower by the Lender (any such event following such cure period, an “Event of Default”), in any of the following events:

(a)	if an order is made or a resolution is passed or a petition is filed for the winding-up, dissolution, liquidation or amalgamation of the Borrower;

(b)
if the Borrower makes an assignment or proposal or a bankruptcy petition is filed or presented against the Borrower or the Borrower otherwise becomes subject to the provisions of any legislation for the benefit of its creditors or otherwise acknowledges its insolvency;

(c)	if any execution, sequestration, extent or any other process of any kind becomes enforceable against the Borrower and is not satisfied within 30 calendar days;

(d)
if a distress or analogous process is levied upon the Mortgaged Property of the Borrower or any part thereof unless the process is in good faith disputed by the Borrower and the Borrower gives adequate security to pay in full the amount claimed;

(e)	if the Borrower ceases or demonstrates an intention to cease to carry on the Borrower’s business;

(f)	if a receiver of all or any part of the Mortgaged Property charged hereby is appointed;

(g)	if an encumbrancer takes possession of the Mortgaged Property of the Borrower or any part thereof;

(h)
if the Borrower, without the prior written consent of the Lender, authorizes the purchase of all or substantially all of the Borrower’s shares or undertakes any transaction that would result in a change in the control of its business;

(i)	if the Borrower carries on any business that it is restricted from carrying on by its charter documents or by law;

(j)
if any representation or warranty contained in the Loan Agreement, the Security Agreement or any other document in connection with the Note was not true at the time it was made (or the date as if which it is referenced);

(k)           if the Borrower fails to make any payment as set out in Section 1 of this Note;

(l)
if the Borrower defaults in observing or performing any other covenant, agreement or condition of this Note or the Loan Agreement on its part to be observed or performed and such default is not cured within a period of 30 calendar days following the giving of written notice of default to the Borrower by the Lender; and

(m)	if the Borrower sells or otherwise transfers all, or substantially all, of its assets.

The Lender may waive (as concern’s the Lender’s rights), and at least 66% of the Lenders under the Loan Agreement by dollar amount (such percentage to be calculated be reference to all amounts due and unpaid under the Notes), may waive (as concerns all of the Lenders’ rights) any default by the Borrower in the observance or performance of any covenant, agreement or condition contained in this Note or any other event which without such waiver would cause the Principal Sum and Interest hereby secured to be immediately due and payable but no such waiver or other act or omission of the Lender will extend to or affect any subsequent default or event or the rights resulting therefrom.  Any such waiver by at least 66% of the Lenders shall be binding upon the Lender even if the Lender was not among the 66% or more that approved that waiver so long as the waiver applies to all Lenders equally.  This Note may not be amended without the prior written consent of the Holder.

4.           Covenants.                      The Borrower will at all times until payment in full of this Note and all Interest due thereon:

(a)
give to the Lender any information which it may reasonably require relating to the business of the Borrower, and upon request furnish access to its books and accounts and records at all reasonable times, and provide copies of its annual financial statements certified by a chartered accountant within 120 calendar days after the end of each fiscal year of the Borrower;

(b)
maintain and preserve its charter and corporate organization in good standing and, subject to all the provisions herein contained, diligently preserve all the rights, powers, privileges and goodwill owned by the Borrower;

(c)	conduct the Borrower’s business in a proper and businesslike manner;

(d)
insure and keep insured against all risks or hazards to their full insurable value all of its property and assets which are of an insurable nature, and pay the premiums for all such insurance, and on request deliver to the Lender a copy of the policy or policies of such insurance;

(e)
duly and punctually pay, perform and observe all rent, taxes, local improvement rates, assessments, covenants and obligations whatsoever which ought to be paid, performed or observed by the Borrower in respect of all or any part of the property hereby charged;

(f)
fully and effectually register this Note in all jurisdictions and places where the Borrower carries on business or registration is required, and otherwise maintain and keep maintained the security hereby created as valid and effective security;

(g)
to reserve enough authorized but unissued Shares so that the conversion of the Note, all other Notes issued under the Loan Agreement and all Interest due on the Notes issued under the Loan Agreement can occur in full;

(h)
to allow or suffer to exist (or to allow its subsidiaries to allow or suffer to exist) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by the Borrower or any of its subsidiaries (collectively, “Liens”) other than Permitted Liens;

(i)
to, directly or indirectly, redeem, repurchase or declare or pay any cash dividend or distribution on any of its capital stock (or that of any subsidiary) without the prior express written consent of at least 66% of the Lenders; and

(j)
make all payments and perform each and every covenant, agreement and obligation under any lease now held or hereafter acquired by the Borrower and any mortgage, Note, trust deed or agreement charging any property or assets of the Borrower as and when the same are required to be paid or performed.

If the Borrower fails to perform any of the covenants, agreements or conditions herein contained the Lender’s Agent (as defined in the Security Agreement) may, in its sole and absolute discretion, perform the same, and if any such covenant, agreement or condition required the payment or expenditure of money, the Lender’s Agent may make such payment or expenditure; and all costs, charges and expenses thereby incurred and all sums so paid or expended will bear Interest at the rate provided for in this Note, will be at once payable by the Borrower to the Lender and will be secured hereby and have the benefit of the charges hereby created.

5.           Notices. Any notices given hereunder shall be given under the Notice provision of the Loan Agreement.

6.           Assignment. This Note and all its terms and conditions will enure to the benefit of the Lender and its successors and assigns, and will be binding upon the Borrower and the Borrower’s successors and assigns.

7.           Governing Law.  This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of Nevada, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Nevada or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Nevada. The Borrower hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in King County, Washington, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed as of the Effective Date set out above.

TAPIMMUNE, INC.
By:
Name:
Title: